Exhibit 99.1

LION Announces Sale of Business to OpenClose

SEATTLE--(BUSINESS WIRE)--LION, Inc. (OTCBB:LINN) announced today that it had entered into an asset purchase agreement with Beanstalk Networks Acquisition LLC, a unit of Beanstalk Networks (dba OpenClose®). Under the terms of the agreement, OpenClose will purchase and continue to operate LION’s only remaining business segment, which includes the business related to its Precision family of products and its retail websites business, for $525,000 in cash. OpenClose will assume all current LION customer agreements. The transaction is subject to shareholder approval and regulatory consent.

LION’s Precision LPX suite of products consists of a loan pricing engine, a database of industry leading lenders’ loan programs and pricing information, web enabled tools and other transactional services designed to enable large lenders to originate, price, and lock loans. LION’s Precision Access and Precision Lion Broker product suites, which are based on the Precision LPX technology platform, are aimed at medium-sized lenders and individual brokers, respectively. Precision Lion Broker gives subscribing brokers access to LION’s well known, proprietary business-to business Internet portal, LION Broker (formerly known as LION Pro). The transaction also includes the assets related to LION’s retail website business which designs, develops and hosts retail websites for more than 1,200 mortgage lenders, origination companies, and individual mortgage brokers.

“We are very pleased with this transaction with OpenClose,” stated David Stedman, President of LION, Inc. “The transaction provides continuity and an expanded product offering for our valued customers, as well as additional cash for our shareholders following our sale in 2007 of both Mortgage 101 and Tuttle Risk Management Services. In addition, OpenClose will retain a majority of our employees, who are looking forward to continuing their work on LION’s well-regarded mortgage software solutions.”

“We are impressed by the quality of LION’s technology assets and believe they fit well with OpenClose’s portfolio of product offerings,” said Jason Regalbuto, OpenClose’s President. “LION’s employees have a long and successful track record in the mortgage software industry, and we look forward to their contributions to OpenClose in the future,” added J.P. Kelly, OpenClose’s Chief Operating Officer.

LION expects to file a Report on Form 8-K in connection with the transaction and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, later this week.

Additional Information

The proposed asset sale will be submitted to LION’s shareholders for consideration and approval. LION will file a proxy statement with the Securities and Exchange Commission (“SEC”) regarding the proposed transaction.

LION’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LION AND THE TRANSACTION.

LION’s shareholders may obtain free copies of the proxy statement (when it becomes available) and other relevant documents filed with the SEC by LION at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when available, and other filings made by LION with the SEC also may be obtained from the Investor Relations section of LION’s web site (www.LIONmts.com) or by directing a request to LION’s Investor Relations at 2801 Hollycroft Street, Gig Harbor, Washington 98335.

LION and its managers, executive officers, and employees may be deemed to be participants in the solicitation of proxies from the shareholders of LION in favor of the transaction described in the press release. Information concerning the interests of LION’s participants in the solicitation, which may be different than those of the shareholders of LION generally, will be described in the proxy statement.

About LION, Inc.

LION, Inc. provides software and services that enable mortgage loan brokers and lenders to increase their productivity in originating single family residential mortgage loans. The Company’s flagship product, Precision LPX, is a suite of products consisting of a loan pricing engine, a database of industry leading lenders’ loan programs and pricing information, web enabled tools and other transactional services designed to enable large lenders to originate, price, and lock loans. LION’s Precision Access and Precision Lion Broker product suites, which are based on the Precision LPX technology platform, are aimed at medium-sized lenders and individual brokers, respectively. Precision Lion Broker gives subscribing brokers access to LION’s well known, proprietary business-to business Internet portal, LION Broker (formerly known as LION Pro). LION also designs, develops and hosts retail websites for mortgage lenders, origination companies, and individual mortgage brokers.

About OpenClose Solutions

West Palm Beach, Fla.-based OpenClose Solutions has been a pioneer of mortgage software solutions since its inception in 1999. The Company’s Web-based, end-to-end mortgage lending platform, OpenClose®, and loan pricing engine and automated underwriting software, DecisionAssist™, can be customized to any lender’s workflow, business model or terminology. For more information, visit the company’s Web sites at www.openclose.com or www.decisionassist.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning the proposed transaction contemplated under the agreement with Beanstalk Networks Acquisition LLC. Actual results may differ materially from the results predicted. We believe that these potential risks and uncertainties include, without limitation, the possibility that the transaction may not ultimately close for any of a number of reasons, such as LION not obtaining shareholder approval; the business opportunities that LION may forego while the transaction is pending; and the possibility that prior to the closing of the transactions, LION’s business may suffer due to uncertainty. Statements in this release should be evaluated in light of these important factors. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the Securities and Exchange Commission.

CONTACT:
LION, Inc.
Dave Stedman, President, 800-546-6463